SUPPLEMENT TO REVOLVING LINE OF CREDIT AGREEMENT
AMENDED AND RESTATED

The following constitutes the special provisions and/or special covenants and/or modifications referred to in that Revolving Line of Credit Agreement dated August 31, 1994 (the "Credit Agreement") covering the Loans (as that term is defined in the Credit Agreement) of the undersigned (the "Borrower") from Mellon Bank, N.A. ("Bank").

The following shall supersede any special provision or covenant contained in any prior Supplement to Revolving Line of Credit Agreement and shall be applicable to all Loans in existence on the date hereof or incurred hereafter.

1. The provisions of this Supplement shall, as of the date hereof, be deemed to be fully incorporated by reference in, constitute a part of, and supplement the provisions of, the Credit Agreement, which, except as supplemented hereby, shall continue in full force and effect in accordance with its terms and conditions.

2. Borrower hereby covenants and agrees that, so long as any Loans are outstanding, Borrower shall, except as Bank may grant its prior written consent:

A. Furnish to Bank, within 90 days after the end of each fiscal year of Borrower, a financial statement of Borrower's profit and loss and surplus of such fiscal year and a balance sheet as of the end of such fiscal year, in each case setting forth in comparative form the corresponding figures for the preceding fiscal year, all in reasonable detail and audited by an independent certified public accountant not unsatisfactory to Bank, and certified by the principal financial officer of Borrower.

B. Provide within 45 days from the end of each quarter an internal financial statement of Borrowers profit and loss and a balance sheet as of the end of such period, in each case setting forth in comparative form corresponding figures for the preceding like period, all in reasonable detail. Borrower to also furnish to Bank, within 45 days from the end of each quarter, a report, as of the end of the preceding fiscal quarter, containing Borrower's accounts receivable aging and a description of raw material and finished goods inventory, including a listing of eligible Accounts Receivable and eligible Inventory, all in reasonable detail and in form and content satisfactory to Bank.

C. Furnish to Bank a copy of Form(s) 10-K and 10-Q when provided to the Securities and Exchange Commission.

D. Maintain at all times a ratio of Borrower's total liabilities to tangible net worth (as defined by GAAP) of not more than 1 to 1.

For purposes of this agreement, Tangible Net Worth shall mean stockholder's equity in Borrower less treasury stock and less all items properly classified as intangible, as determined in accordance with generally accepted accounting principles consistently applied.

E. Maintain minimum net income from continuing operations of $5OO,OOO, to be measured on a rolling four quarter basis. First measurement will be the quarter ending 12/31/97. This net income covenant will exclude the following:

- Exclude impact of discontinued operation in Fremont, California.
- Exclude impact of benefit from possible tax refunds due to operating loss.

F. Not permit the outstanding balance and accrued but unpaid interest under Borrower's Line of Credit extended pursuant to the term hereof (The Revolving "Line of Credit") to exceed an amount equal to the sum of 80% of the outstanding dollar amount of Borrower's Eligible Accounts (as defined below) plus 20% of the outstanding dollar amount of Borrower's Eligible Inventory (as defined below), however that at no time shall the portion of loans based on Eligible Inventory exceed $5 million.

"Eligible Accounts"' means United States accounts, and Canadian accounts aged 90 days or less, created or acquired by Borrower in the ordinary course of business which are and at all times continue to be acceptable to Bank and in which Bank has a prior security interest at all times.

"Eligible Inventory" shall mean all raw materials and finished goods.

Borrower agrees and acknowledges that Bank, at its sole discretion, may lend additional amounts to Borrower in excess of the limitations set forth above and may, upon an event of default as defined in the Revolving Line of Credit Agreement, change the percentage loan limit of Eligible Accounts set forth above.

If the outstanding principal balance and accrued but unpaid interest on Borrower's Line of Credit shall at any time exceed the limit set forth above, then Borrower shall, upon Bank's request, pay immediately to Bank such additional collateral security as Bank in its sole discretion may deem appropriate.

G. Not incur, create, assume or permit to exist ' any pledge, lien, charge or other encumbrance of any nature whatsoever on any of its accounts receivable and inventory, now or hereafter owned, other then (I) such encumbrances reflected in the most recent financial statement of Borrower submitted to Bank prior hereto,
(ii) security interests granted in favor of Bank, (iii) pledges or deposits under workers' compensation, unemployment insurance and social security laws, or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases or to secure statutory obligations or surety or other similar bonds used in the ordinary course of business, (iv) tax liens which are being contested in good faith and by appropriate proceedings diligently conducted (unless and until foreclosure, sale or other similar proceedings have been commenced) and provided that such reserve or other appropriate provisions, if any, as shall be required by generally accepted accounting principles shall have been made therefore, and (v) any unfilled materialmen's, mechanic's, workmen's and repairman's liens (provided, that if such a lien shall be perfected, it shall be discharged of record immediately by payment, bond or otherwise).

Regulation U: The borrower hereby represents and warrants that it will make no borrowings hereunder for the purpose of buying or carrying any "margin stock", as such term is used in Regulation U of the board of governors of the federal reserve system, as amended from time to time. Neither the Borrower nor any subsidiary owns any "margin stock". Neither the borrower nor any subsidiary is engaged in the business of extending credit to others for such purpose, and no part of the proceeds of any borrowing hereunder will be used to purchase or carry any "margin stock" or to extend credit to others for the purpose of purchasing or carrying any "margin stock".

SIGNATURES

Witness the due execution hereof intending to be legally bound this 30th day of December, 1997.

Attest:

By: /s/ Joseph E. Zavacky
Controller & Assistant Secretary

C-COR Electronics, Inc.

By:  /s/ Chris A. Miller
Vice President - Finance, Secretary
& Treasurer

Mellon Bank, N.A.
P.O. Box 1010
10 S. 2nd Street
Harrisburg, PA  17101

By: /s/ Milton S. Hefft